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                                                                    EXHIBIT 99.1


[PER-SE TECHNOLOGIES LOGO]                                   PER-SE TECHNOLOGIES
                                               1145 Sanctuary Parkway, Suite 200
                                                       Alpharetta, Georgia 30004
Your Health Is The Bottom Line
                                                                    877/73PER-SE
                                                                  www.per-se.com

COMPANY CONTACT:                                          FOR IMMEDIATE RELEASE
Robert P. Borchert
Per-Se Technologies
voice: 770/237-7539
investors@per-se.com

                                 PRESS RELEASE

            PER-SE TECHNOLOGIES APPOINTS NEW CHIEF FINANCIAL OFFICER

ALPHARETTA, GA. -- MAY 1, 2006 -- Per-Se Technologies (Nasdaq: PSTI), the leader in Connective Healthcare solutions that help physicians, pharmacies, hospitals and healthcare organizations realize their financial goals, has named Stephen M. Scheppmann to serve as the Company's chief financial officer effective today, May 1. He succeeds Chris E. Perkins, who was appointed chief operating officer of Per-Se in January 2006.

"Steve is a strong finance, accounting and business leader who will join our executive management team to help further leverage our operations to address the significant opportunities in the healthcare market," said Phil Pead, chairman, president and CEO. "Steve's experience in transaction processing and his track record as a results-driven decision maker will also bring added value to his role with our Company."

Since 2000, Scheppmann has served as executive vice president and chief financial officer of NOVA Information Systems, Inc., a leading payments processing company that manages revenue of approximately $1 billion and serves more than 850,000 customers in North America and Europe. NOVA Information Systems is the successor to NOVA Corporation, a New York Stock Exchange-listed company that was acquired by U.S. Bancorp in 2001.

Scheppmann also previously served as senior vice president and CFO for Larson-Juhl, an Atlanta-based global manufacturer and distributor of consumer products. Prior to 1989, he spent 10 years in public accounting with Arthur Andersen & Company. Scheppmann holds a bachelor's degree in accounting from the University of Wisconsin-Whitewater.

ABOUT PER-SE TECHNOLOGIES

Per-Se Technologies is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se help enable physicians, pharmacies, hospitals and healthcare organizations to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare. Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.



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